CONTACT: Lawrence A. Rand Kekst and Company, Inc. 212-593-2655

FOR:     Andrews Group Incorporated

               ANDREWS GROUP IN DEFINITIVE AGREEMENT
               TO ACQUIRE TOY BIZ AT $22.50 PER SHARE


NEW YORK, NEW YORK, DECEMBER 27, 1996 -- Andrews Group Incorporated and Toy Biz, Inc. (NYSE:TBZ) announced today that they have entered into a definitive merger agreement under which Andrews Group will acquire all shares of Class A common stock held by the Toy Biz public stockholders at a price of $22.50 per share. The transaction has been unanimously approved by the boards of directors of both companies. The Toy Biz board of directors, upon the recommendation of a special committee of directors not affiliated with Andrews Group, has determined that the merger is fair and in the best interests of the public holders of the Class A common stock.

As previously announced, on November 20, 1996 Andrews Group entered into stock purchase agreements with Isaac Perlmutter and Avi Arad, the holders of approximately 67% of the Toy Biz Class A common stock, to acquire their shares for a combination of cash and Andrews Group debt valued at about $17 per share.

Andrews Group's obligation to consummate the merger is subject to a number of significant conditions, principally that the Plan of Reorganization filed today by Marvel Entertainment Group, Inc. (NYSE:MRV) with the United States Bankruptcy Court for the District of Delaware, with such changes as Andrews Group shall approve, being

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confirmed. As part of Marvel's Plan of Reorganization, Andrews Group would acquire from Marvel for $365 million in cash or Toy Biz Class A common stock, or a combination of the foregoing, newly issued shares of Marvel common stock representing 80.8% of the outstanding shares of Marvel common stock after giving effect to the acquisition. If the Plan of Reorganization is confirmed, it is contemplated that Andrews Group would assign its rights and obligations under the Toy Biz merger agreement to Marvel and that Toy Biz would become a wholly owned subsidiary of Marvel.

Toy Biz, Inc. designs, markets and distributes toys in the boys, girls, preschool, activity and electronic toy categories featuring major entertainment and consumer brand name properties.

Andrews Group Incorporated is a subsidiary of MacAndrews & Forbes Holdings, Inc., a diversified holding company with interests in consumer products, entertainment, publishing, and financial services.

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